UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2005

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1360 O’Brien Drive, Menlo Park, California 94019

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On July 21, 2005, Depomed, Inc. (the “Company”) entered into an Exclusive License and Marketing Agreement with Esprit Pharma, Inc. (“Esprit”) related to Proquin XR, the Company’s extended release formulation of ciprofloxacin for the treatment of uncomplicated urinary tract infections (the “License Agreement”).  Under the License Agreement, Esprit has obtained exclusive marketing and distribution rights for Proquin® XR in the United States (including its possessions) and Puerto Rico.

The License Agreement requires that Esprit pay the Company a $5 million license fee on July 21, 2005 (the “Effective Date”), and additional license fees of $25 million within 15 days after the Effective Date, $10 million on the first anniversary of the Effective Date and $10 million on the second anniversary of the Effective Date.  In addition, the Company will receive royalties of 15% on the first $20 million of annual net sales of Proquin XR by Esprit, 17.5% on the next $20 million of annual net sales, 20% on the next $40 million of annual net sales and 25% on annual net sales in excess of $80 million.  The annual royalty payment is subject to a minimum royalty of $4.6 million in 2006 and $5 million in each subsequent year of the term.  Esprit’s royalty obligation expires upon the last to expire of Depomed’s United States patents covering Proquin XR.

The License Agreement obligates Esprit to launch Proquin XR within the U.S. urology market by November 1, 2005, and within other U.S. physician markets not later than six months after the launch within the urology market, provided that Proquin XR is available in commercial quantities at that time.

In connection with the License Agreement, Depomed and Esprit also entered into a related supply agreement pursuant to which Depomed will supply commercial quantities of Proquin XR to Esprit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: July 27, 2005	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer